Exhibit 16(c)(vi)
 DRAFT  Preliminary Valuation Perspectives  Project Bruce  January 24, 2025

 Executive Summary  PROJECT BRUCE  2  DRAFT  These materials include a preliminary review of the Management Projections and valuation perspectives in the context of the consortium’s non-binding proposal of $9.00 per share  The 5-Year Management Projections over the 2024-2028E period showcase the following (pages 11-14):  Revenue growth in excess of 12% on average, primarily related to the organic growth of stabilized houses, the ramp-up of the recently open houses and the contribution of the future pipeline  Adjusted EBITDA margin is expected to almost double from ~12% in 2024E to ~22% in 2028E, including a $8MM absolute reduction in G&A over that period related to the implementation of EPR systems and efficiency initiatives (~$40MM of annual savings relative to a going-concern trajectory)  Of note, Management has communicated to Morgan Stanley (and the buyer group) that 2024E and 2025E Adjusted EBITDA are tracking below the initial Management Projections:  2024 Adjusted EBITDA is revised to $140MM vs. $162MM (-$22MM)  2025 Adjusted EBITDA at ~$200MM (as per the Budget that is being finalized) vs. $228MM (-28MM). For reference, this compares to a Wall Street research analysts’ consensus estimate of $178MM  There are areas of risk and opportunities associated with the Management Projections, as outlined on page 14  The current proposal reflects an 83% premium to unaffected share price (spot and 1-month average, as of December 18th, 2024), as well as 18.9x, 14.9x and 13.2x Adjusted EBITDA for 2024E, 2025 Consensus and 2025 Budget, respectively. Vail Resorts, a business that shares several characteristics with Bruce, trades at a 10.8x ‘25 EBITDA multiple. Further valuation considerations are summarized on page 15, with the corresponding detailed analytics on pages 16-29

 Table of Contents  PROJECT BRUCE  2  DRAFT  1  Discussion Backdrop  2  Preliminary Valuation Perspectives

 DRAFT  SECTION 1  4  Discussion Backdrop

Morgan Stanley

Summary of the Consortium's Non-Binding Proposal

Consortium Offer of $9.00/sh Publicly Announced Before Market Open on December 19, 2024

- On December 16, 2024, the Consortium submitted a non-binding proposal at a price of $9.00/sh
  - The proposal states that the Consortium has secured equity of ~$350MM (equivalent to 39.2MM of shares or ~20% of FDSO) and the proposal assumed roll-over of the full Voting Group (which consists of the controlling shareholder, Yucaipa / Ron Burkle, who has expressed intentions not to sell his stake at this time, Richard Caring and Nick Jones)
  - In addition, the proposal suggested that it also anticipated that other material shareholders (outside of the Voting Group) may be willing to rollover their ownership stake in the Company in the proposed transaction
  - The letter specified as pre-conditions the approval of the transaction by the Special Committee and a vote of the majority of the minority
- The $9.00 per share offer represents an 83% premium over the unaffected share price on 12/18/2024, the closing price on the day before the press release
- The current offer implies 18.9x, 13.2x and 9.6x on 2024LE, 2025B and 2026E EBITDA respectively (based on the Company's Public Guidance (for '24), the Management Budget (for '25) and Management Projections (for '26), each of which varies from consensus estimates as discussed further herein)

Summary of Proposal Received – Premiums and Implied Valuation Metrics

$MM, unless per share data in USD

	Consortium Offer	
	Reference Metric	Current
Date		**12/19/2024**
Offer Price (Per Share)		**$9.00**
Premium vs. Unaffected Share Price (%) [1]	*$4.91*	*83%*
Premium vs. Unaffected 1-Month VWAP (%) [1]	*$4.92*	*83%*
Premium vs. Unaffected 3M-VWAP	*$5.13*	*75%*
Premium vs. Unaffected 6M-VWAP	*$5.36*	*68%*
Premium vs. Recent Unaffected Trading High [5]	*$6.33*	*42%*
Premium vs. Recent Unaffected Trading Low [5]	*$4.55*	*98%*
Aggregate Value Build		
Common Shares (Class A & B)		194.1
RSU		1.3
PSU		0.6
SAR @ $5.59 Strike		2.3
FDSO [2]		**198.3**
Equity Value		**$1,785**
Net Debt		857
Non-Controlling Interests		4
Aggregate Value [3]		**$2,646**
Aggregate Value / 2024LE EBITDA (Public Guidance) [4]	*140*	*18.9x*
Aggregate Value / 2025B EBITDA (Management Budget) [4]	*200*	*13.2x*
Aggregate Value / 2026E EBITDA (Management Projections) [4]	*275*	*9.6x*

Source: Public filings, Capital IQ, Management Projections per Management ("Management Projections"), Public Guidance per Management ("Public Guidance"), Management Budget per Management ("Management Budget")

Notes:
1. Share price as of 12/18/2024, the last trading day prior to public announcement of the Consortium offer
2. Share count as of 3Q'24; incl. 194.1MM common shares, 1.3MM RSUs, 0.6MM PSUs, 2.3MM SARs at $5.59 strike per Management
3. Bridge from equity value to aggregate value includes net debt and non-controlling interest of $861MM as of 3Q'24 per Management
4. 2024LE EBITDA per Public Guidance; 2025B EBITDA per Management Budget; 2026E EBITDA per Management Projections
5. Recent unaffected trading period represents period between announcement of dissolution of initial Special Committee (5/31/2024) and the current assumed unaffected date (12/18/2024)

PROJECT BRUCE

DISCUSSION BACKDROP 5

DRAFT

 3 Month Avg  ADTV (2)  19-Dec-24 9,246 25.4x  23-Dec-24 3,798 10.4x  25-Dec-24 2,939 8.1x  27-Dec-24 2,233 6.1x  31-Dec-24 1,710 4.7x  02-Jan-25 1,542 4.2x  06-Jan-25 1,295 3.6x  08-Jan-25 1,127 3.1x  10-Jan-25 1,069 2.9x  14-Jan-25 1,077 3.0x  16-Jan-25 975 2.7x  17-Jan-25 965 2.6x  Trading Volumes  Shares (000s)  $4.50  $5.00  $5.50  $6.00  $6.50  $7.00  $7.50  $8.00  18-Dec 24-Dec  30-Dec  5-Jan  11-Jan  17-Jan  Source: Capital IQ (as of January 17, 2025)  Notes:  1. The last trading day prior to public announcement of the Consortium offer  Stock Performance Following the Consortium Offer Announcement  Share Price Performance Since the Consortium Offer Announcement  Since Unaffected Date (Market Close 12/18/2024) (1)  Upon the Company’s reporting an offer from a third-party Consortium at a price of $9 per share on third-quarter earnings call (12/19/2024), the stock jumped up +47%, closing at  $7.22 (~20% discount to the  $9 offer price)  – Trading volumes were high on 12/19 with ~25.4x the  3-month average  1/17/25  $7.53  +53% since 12/18 close (~16% discount to the $9 offer price)  1-Day Performance: $7.22 (+47% vs unaffected price; ~20% discount to the  $9 offer price)  Share Price Jumped 47% to $7.22 Immediately Following the Announcement and Has Since Traded Up Another 6%  12/18/24  $4.91  (Unaffected Price)  2. 3-month average ADTV as of 1/17/2025  PROJECT BRUCE  DISCUSSION BACKDROP  6  DRAFT

 0  Jul-21 Feb-22 Sep-22 Apr-23 Nov-23  Source: Capital IQ (as of January 17, 2025)  Notes:  Assumes unaffected date of December 18, 2024, the last trading day prior to the proposal from the Consortium being publicly announced  Recent unaffected trading period represents period between announcement of dissolution of initial Special Committee (5/31/2024) and the current assumed unaffected date (12/18/2024)  Based on closing price (not intraday trading)  2  4  6  8  10  12  16  Jun-24  Jan-25  Stock Price Current vs.  Current (1/17/2025) $7.53 -  Unaffected Price (12/18/2024) (1) $4.91 53.4%  6M VWAP - Unaffected  $5.36  40.6%  Recent Unaffected Trading High (8/28/2024) (2)(3)  $6.33  19.0%  Recent Unaffected Trading Low (8/7/2024) (2)(3)  $4.55  65.5%  Historical Stock Price Performance  Recent Unaffected Trading High of $6.33 and Low of $4.55 (1)(2)  Current Price(4):  $7.53  7/15/21: IPO  14  3Q21 - $12.07  1M VWAP - Unaffected  $4.92  52.9%  Missed EBITDA  3M VWAP - Unaffected  $5.13  46.7%  Missed EBITDA Estimates; Beat Revenue Estimates  2Q21 - $11.12  Missed EBITDA and Revenue Estimates FY2021 - $6.92  Missed EBITDA Estimates; Beat Revenue Estimates 2Q22 - $8.17  5/25/22: Thomas Allen becomes CFO  Beat EBITDA Estimates; Missed Revenue Estimates 1Q23 - $7.43  2/7/24:  GlassHouse releases short- sell report  Missed EBITDA and Revenue Estimates 1Q22 - $8.45  11/16/22: Andrew Carnie succeeds Nick Jones as CEO  Revenue Estimates 3Q22 - $4.75  Beat EBITDA and Revenue Estimates  2Q23 - $6.12  Beat Revised EBITDA and Revenue Estimates  FY2022 - $7.40  Missed EBITDA and  3/8/23: MCG  becomes SHCO  2/9/24: the Company releases press release announcing evaluation of  11/10/23: Tom strategic alternatives  Collins becomes COO  Beat EBITDA Estimates; Missed Revenue Estimates 3Q23 - $6.43  Share Price Performance  $ / Sh  Estimates; Beat Revenue Estimates  Beat EBITDA Estimates; Missed Revenue Estimates  3Q24 - $4.91  Beat EBITDA and Revenue Estimates  2Q24 - $4.85  Beat EBITDA and Revenue Estimates  1Q24 - $5.13  Missed EBITDA and Revenue Estimates FY2023 - $5.75  12/19/24: the Company announces offer from a new third-party investor consortium @ $9.00 per share, unaffected share price of $4.91  5/31/24: the Company announces the Board dissolved the Special Committee, as the offer did not adequately reflect value of the Company  Current share price of $7.53 represents +53% premium to unaffected, (16%) discount to offer price  4. As of January 17, 2025  PROJECT BRUCE  DISCUSSION BACKDROP  7  DRAFT  12/28/22:  Minimum price since IPO of $3.20

 PROJECT BRUCE  DRAFT  8  In 2024, 50% of Trading Volumes Happened in a Range of $5.08-5.82, with 75% of Total Volume Traded Below $5.82  VAP Across Time (Through Unaffected Date)(1)  Share Price ($)  Source: Capital IQ (as of December 18, 2024)  Historical Trading Dynamics Relative to Proposal Received  9.67  10.40  6.32  6.16  4.72  3.20  4.12  5.28  5.05  6.09  4.97  5.01  4.55  4.71  4.55  3.20  11.00  11.15  7.79  6.95  5.58  3.79  5.19  5.72  6.51  5.03  4.96  5.19  11.92  8.56  6.19  5.82  6.06  5.81  5.52  5.29  5.12  6.43  12.66  12.54  12.63  9.32  7.94  7.53  6.87  4.39  4.09  6.46  6.77  7.14  6.89  7.33  6.96  6.57  6.05  5.49  5.87  5.58  5.37  5.06  5.82  5.46  5.08  8.03  14.21  13.53  13.00  9.32  8.17  4.99  7.40  7.46  7.81  8.19  6.75  5.87  6.33  5.56  6.75  14.21  2.0  3Q21  4Q21  1Q22  2Q22  3Q22  4Q22  1Q23  2Q23  3Q23  4Q23  1Q24  2Q24  3Q24  4Q24  (1)  Total  Total Since  2024(1)  IPO(1)  Volume (MM)  26.4  13.5  24.3  16.7  24.4  35.6  18.8  7.8  14.1  14.1  16.0  12.7  12.9  5.7  47.3  242.9  % TSO (2)  13.1%  6.7%  12.0%  8.2%  12.2%  17.9%  9.6%  4.0%  7.2%  7.2%  8.2%  6.5%  6.6%  2.9%  24.2%  122.6%  VWAP ($)  12.23  11.93  8.66  7.55  6.25  4.08  5.85  6.24  6.75  7.02  5.76  5.34  5.48  5.14  5.50  7.12  4.0  6.0  8.0  10.0  12.0  14.0  <25% of Total Traded Volume 50%-75% of Total Traded Volume  25%-50% of Total Traded Volume 75%-100% of Total Traded Volume  In 2024(1),  ‒ 24.2% of TSO have traded (equivalent to  ~93% of the free float)  ‒ 50% of volumes traded in the range of  $5.08-5.82, and  ‒ 75% of volumes have traded at a price  below $5.82 which is 35.3% below the offer  price of $9.00  Consortium Offer Price: $9.00  DISCUSSION BACKDROP  Note:  Through the unaffected date of December 18, 2024, the last trading day prior to the proposal from the Consortium being publicly announced  Cumulative volume traded over the quarter as a % of average TSO throughout the quarter  93% of free float

 PROJECT BRUCE  DRAFT  Shares  Equity Value  (MM) ($MM)(4)  FDSO(3)  198.3  $1,785  Yucaipa / Ron Burkle  91.8  826  Richard Caring  41.5  374  Nick Jones  10.0  90  (-) Voting Group  143.3 $1,290  (-) Goldman Sachs  15.6  141  Total Equity  ex Voting Group and GS  39.3  $354  Consortium Equity  $350  Incremental Rollover Required  $4  Free Float (Total)  50.7  50.7  -  26.1%  50.7  3.5%  Total  194.1  52.6  141.5  100.0%  1,467.6  100.0%   Of Which Estimated Gain / Loss  $11.37  (34%)  $7.52  0%  $12.22  (38%)  $6.68  13%  $8.45  (11%)  $8.45  (11%)  $10.29  (27%)  $8.49  (11%)  $6.18  22%  $6.50  16%  $10.94  (31%)  $14.00  (46%)  $12.01  (37%)  $6.00  26%  $5.80  30%  $5.47  38%  $10.74  (30%)  $6.14  23%  $5.17  46%  Investors  Total  Share Count  Class A  Class B  % of  Ownership  Voting Rights  % of Voting  Rights  Avg. Basis ($/sh) (2)  vs Current (%)  Yucaipa / Ron Burkle  91.8  0.2  91.6  47.3%  916.1  62.4%  NA  NA  Richard Caring  41.5  0.4  41.1  21.4%  411.8  28.1%  NA  NA  Nick Jones  10.0  1.3  8.8  5.2%  89.0  6.1%  NA  NA  Voting Group (Total)  143.3  1.8  141.5  73.9%  1,416.9  96.5%  NA  NA  Goldman Sachs  15.6  15.6  -  8.1%  15.6  1.1%  NA  NA  Landsowne Partners  2.6  2.6  -  1.4%  2.6  0.2%  Scoggin Capital Management  2.1  2.1  -  1.1%  2.1  0.1%  Pelham Capital  1.9  1.9  -  1.0%  1.9  0.1%  LPL Financial Corporation  1.2  1.2  -  0.6%  1.2  0.1%  Carnie, Andrew (CEO)  0.9  0.9  -  0.5%  0.9  0.1%  The Vanguard Group  0.8  0.8  -  0.4%  0.8  0.1%  BlackRock  0.7  0.7  -  0.4%  0.7  0.1%  Ein, Mark D. (Independent Director)  0.6  0.6  -  0.3%  0.6  0.0%  Thematics Asset Management  0.5  0.5  -  0.3%  0.5  0.0%  Geode Capital Management, LLC  0.4  0.4  -  0.2%  0.4  0.0%  Raycliff Capital LLC  0.4  0.4  -  0.2%  0.4  0.0%  Kuczmarski, Martin (Former COO)  0.3  0.3  -  0.2%  0.3  0.0%  Neuberger Berman  0.3  0.3  -  0.2%  0.3  0.0%  Millennium Management  0.3  0.3  -  0.1%  0.3  0.0%  GSA Capital Partners  0.2  0.2  -  0.1%  0.2  0.0%  State Street  0.2  0.2  -  0.1%  0.2  0.0%  Nationwide Fund Advisors  0.2  0.2  -  0.1%  0.2  0.0%  UBS Asset Management  0.2  0.2  -  0.1%  0.2  0.0%  Banor Capital  0.1  0.1  -  0.1%  0.1  0.0%  Others  21.2  21.2  -  10.9%  21.2  1.4%  NA  NA  Dilutive Securities:  RSU  1.3  1.3  -  PSU  0.6  0.6  -  SAR @ 5.59 Strike  2.3  2.3  -  FDSO(3) 198.3 56.8 141.5  Source: Capital IQ, Company Management  Notes:  Ron Burkle / Yucaipa, Richard Caring, and Nick Jones Total share counts and voting rights per company information  Average basis price estimated by applying the relevant VWAP to each investor’s quarterly change in ownership  FDSO per Management  Equity Value calculated based on $9.00 price per Consortium offer  NEOs as defined in the proxy  9  Equity Value Bridge  Ownership and Voting Dynamics  As of January 17, 2025  DISCUSSION BACKDROP  Ownership and voting characteristics of the Company necessitate that Ron Burkle / Yucaipa are supportive of any transaction  Richard Caring also owns a material stake (21% of ownership and 28% of voting rights)  Proposal is conditioned upon approval of a “majority of the minority” vote, among other factors. Because of the high percentage of stock that would be expected (or needed) to roll in the deal, a small percentage of the outstanding stock could block the deal (i.e. less than 10% of the outstanding if 65% rolls in)  Shareholder Roster  As of 1/17/25 (1)  Class B shares have 10 votes per share, and are not transferable other  than to a member or affiliate of the Voting Group  Key Takeaways:  Consortium has indicated they have raised ~$350MM  That $350MM is sufficient to consummate the proposed transaction if:  Full Voting Group rolls, and   Goldman Sachs rolls (Consortium advisor indicated verbally that their proposal assumed GS rolls), and  Some portion of NEOs roll into the transaction(5)  Source: Capital IQ, Company Management

 DRAFT  SECTION 2  10  Preliminary Valuation Perspectives

 PROJECT BRUCE  DRAFT  # of Houses(6)  2024E  2025E  2026E  2027E  2028E  '24E - '28E  Change  Stabilized  27  678  706  736  769  802  124  Ramp-Up  18  185  235  276  307  337  151  Pipeline  21  -  16  94  181  310  310  CWH  n.a.  21  25  27  31  36  14  Total  66  884  982  1,134  1,288  1,484  600  Adj. EBITDAR  71  13  52  158  284  343  427  493  595  694  37% 20% 19%  % Revenue  11%  3%  9%  16%  25%  28%  32%  32%  34%  35%  Historical  2019A  2020A  2021A  2022A  2023A  2024E  Company Projections  2025E 2026E 2027E  2028E  CAGR / Change  '19-'24 '24-'26  '24-'28  Financial Statistics(5)  $MM, except for number of houses  Source: Management Projections, Company Filings  A• Vast majority of forecasted revenue is generated by Stabilized Houses; Ramp-Up Houses and Pipeline Houses exhibit strong growth  B• Revenue expected to grow at 12%  p.a. through 2028, on average  House-Level Revenue: 14% CAGR over 2024-28E impacted by organic growth of existing assets but also higher contribution profit from recent openings and future pipeline with the number of houses projected to increase from 45 to 66  Other Segment Revenue: 9% CAGR over 2024-28E, primarily driven by Retail (Soho Home) and Scorpios  of ~$8MM over 2024-28E, which contributes to EBITDA margin expansion from 11.3% in 2023 to  21.5% in 2028  – The Company intends to implement cost efficiency initiatives and new EPR systems that are expected to generate about ~$40MM of savings (relative to a going-concern G&A trajectory)  D• Rent coverage improves over the next 5 years from 1.9x to 2.6x  Memo: Rent Expense  (54)  (60)  (76)  (97)  (156)  (181)  (199)  (218)  (237)  (272)  28% 10% 11%  % Revenue  8%  16%  14%  10%  14%  D  15%  15%  14%  14%  14%  Rent Coverage(4)  1.3x  0.2x  0.7x  1.6x  1.8x  1.9x  2.1x  2.3x  2.5x  2.6x  Management’s 5-Year Forecast: Growth and Profitability  12% Revenue Growth and 27% EBITDA Growth Over 2024-2028E  A Breakdown of House Revenue by Cohort  Number of Houses  26  27  33  40  42  45  49  55  62  66  12%  11%  10%  House Membership Revenue  166  174  174  243  325  384  437  501  581  671  18%  14%  15%  In-House Revenue  312  127  218  427  482  A B 500  544  633  707  814  10%  12%  13%  House-Level Revenue  478  301  392  669  807  884  982  1,134  1,288  1,484  13%  13%  14%  Total In-House Operating Expenses  (380)  (220)  (309)  (525)  (589)  (652)  (707)  (813)  (914)  (1,055)  11%  12%  13%  House-Level Contribution Profit(1)  98  81  83  144  218  232  275  321  374  430  19%  18%  17%  % Growth  n.m  2%  74%  51%  7%  18%  17%  16%  15%  % Margin  20%  27%  21%  22%  27%  26%  28%  28%  29%  29%  Other Segment Revenue  164  83  169  303  328  351  372  411  454  486  16%  8%  9%  Other Segment Contribution Profit(1)  20  (26)  2  53  70  82  93  108  124  141  33%  15%  15%  % Growth  n.m  n.m  n.m  33%  17%  14%  15%  15%  14%  % Margin  12%  (31%)  1%  17%  21%  23%  25%  26%  27%  29%  Total Revenue  642  384  561  972  1,136  1,235  1,353  1,545  1,742  1,971  14%  12%  12%  Total Contribution Profit(1)  118  55  85  197  288  314  368  429  498  571  22%  17%  16%  % Growth  (53%)  54%  133%  46%  9%  17%  16%  16%  15%  % Margin  18%  14%  15%  20%  25%  25%  27%  28%  29%  29%  G&A  (76)  (78)  (89)  (123)  (144)  (147)  (139)  (142)  (135)  (139)  14%  (2%)  (1%)  % Revenue  12%  20%  16%  13%  13%  12%  10%  9%  8%  7%  Other(2)  (24)  (24)  (19)  (13)  (16)  (5)  (1)  (11)  (5)  (9)  (26%)  42%  13%  % Revenue  4%  6%  3%  1%  1%  0%  0%  1%  0%  0%  Adj. EBITDA(3)  18  (47)  (24)  61  128  162  228  275  358  423  56%  30%  27%  % Growth  n.m  n.m  n.m  111%  26%  41%  20%  30%  18%  % Margin  2.7%  (12.2%)  (4.3%)  6.2%  11.3%  13.1%  16.9%  17.8%  20.6%  21.5%  % Flowthrough  25%  13%  21%  41%  34%  57%  24%  42%  28%  C• G&A reduction over the 5-year period  2024E figures are based on Management Projections; Company has since revised its 2024LE revenue and EBITDA Public Guidance to $1,200MM and $140MM respectively (12% margin)  2025 Management Budget being finalized but initial indication from the Company shows $1,330MM - $1,340MM revenue and  $200MM EBITDA (~15% margin based on mid point)  Notes:  Contribution Profit refers to House or Segment Adj. EBITDA prior to G&A / Group Support Costs  Other includes stock-based compensation, pre-opening  expenses, share of joint venture adjusted EBITDA and acquisition/deal cost  Adjusted EBITDA is operating profit / (loss) adding back  D&A, foreign exchange gain / (loss), stock-based compensation, one off costs, plus the share of JV Adjusted EBITDA; it does not include add backs for pre- opening expenses, non-cash rent expense, and deferred registration fees  Rent Coverage refers to Adj. EBITDAR divided by rent expense  Of note, the enclosed analysis is based on Management Projections and reflects certain important assumptions and execution risks  2028E number of houses per Management Projections  E  E  C  PRELIMINARY VALUATION PERSPECTIVES  11

 Historical  CAGR / Change  2022A  2023A  2024E  Company Projections  2025E 2026E  2027E  2028E  '19-'24  '24-'26  '24-'28  Management’s 5-Year Forecast: Cash Flow and Leverage  ~$550MM of Cumulative FCF Between 2025-2028 – Relative Leverage Declines During Forecast Period  Draft Financial Trajectory – Free Cash Flow  $MM, except for number of houses and members  Source: Management Projections, Management  Notes:  Change in working capital includes non-cash rent  Lease liabilities include operating lease liabilities  Adjusted EBITDA is operating profit / (loss) adding back D&A, foreign exchange gain / (loss), stock-based compensation, one off costs, plus the share of JV Adjusted EBITDA; it does not include add backs for pre-opening expenses, non-cash rent expense, and deferred registration fees  Adj. EBITDA(3)  61  128  162  228  275  358  423  30%  27%  (-) Interest Expense  (71)  (84)  (86)  (85)  (90)  (93)  (96)  2%  3%  (+) Non-Cash Interest / PIK / Debt Adj  41  45  42  44  47  48  49  5%  4%  (-) Cash Interest Expense  (31)  (39)  (44)  (41)  (44)  (45)  (47)  (0%)  1%  (-) Cash Taxes  (5)  (11)  (7)  (14)  (15)  (17)  (20)  48%  29%  (+/-) JV EBITDA / Adj  (4)  (9)  (10)  (10)  (10)  (11)  (11)  3%  3%  (+/-) Other, net  (13)  4  (0)  (2)  (3)  (3)  (3)  n.m. n.m.  (+/-) Change in Net Working Capital(1)  4  (20)  A  (3)  (4)  (6)  1  3  n.m. n.m.  (-) Maintenance CapEx  (32)  (27)  (23)  (19)  (29)  (31)  (40)  13%  15%  % Revenue  3%  2%  2%  1%  2%  2%  2%  (-) Refurb. / Growth CapEx  (42)  (34)  (47)  (53)  (39)  (50)  (54)  (9%)  3%  % Revenue  4%  3%  4%  4%  3%  3%  3%  (-) Digital, and Other CapEx  (22)  (18)  (19)  (25)  (33)  (27)  (25)  30%  7%  % Revenue  2%  2%  B  2%  2%  2%  2%  1%  Free Cash Flow  (84)  (26)  8  61  96  175  227  n.m. n.m.  % of Adj. EBITDA  (20%)  5%  27%  35%  49%  54%  % of Total Revenue  (2%)  1%  4%  6%  10%  12%  % of Adj. EBITDA (FCF Post-PIK Interest)  (56%)  (21%)  7%  18%  35%  42%  % of Total Revenue (FCF Post-PIK Interest)  (6%)  (3%)  1%  3%  7%  9%  Key Metrics  Net Debt  700  803  856  890  841  708  532  (1%)  (11%)  (+) Lease Liabilities(2)  1,249  1,354  1,385  1,397  1,595  1,750  2,118  7%  11%  Lease Adj. Net Debt  1,949  2,157  2,241  2,288  2,436  2,458  2,650  4%  4%  Net Debt / Adj. EBITDA  11.5x  6.3x  C  5.3x  3.9x  3.1x  2.0x  1.3x  Lease Adjusted Net Debt / Adj. EBITDAR  12.3x  7.6x  6.5x  5.4x  4.9x  4.1x  3.8x  A• Total CapEx ranges from ~6- 7% of revenue throughout the projection period  Maintenance CapEx is projected as ~5% of non- membership revenue  The remainder of the CapEx expense is comprised of house refurbishment / growth and digital CapEx  Notably, there is ~$10MM of forecasted CapEx for Oakley Court in 2025,  ~$15MM for Hudson Valley  in 2027/2028, $9MM for Atlanta in 2027 (primarily due to pipeline houses), and an additional ~$10MM for refurbishment of the Miami House  B• Free cash flow is expected to be positive and growing throughout the projection period  Of note, the Company has not generated positive free cash flow since IPO  C• Leverage drops from 5.3x in 2024 to 1.3x in 2028 (and from 6.5x to 3.8x on a lease adjusted basis)  PROJECT BRUCE  PRELIMINARY VALUATION PERSPECTIVES  12  DRAFT

Morgan Stanley

What Are the Primary Growth Drivers Through 2028?

Stabilized and Ramp-Up Houses Expected to be the Largest Drivers of Growth

- The enclosed exhibit groups the houses into three cohorts based on their vintage
  - Stabilized: opened in 2020 or earlier (27 houses)
  - Ramp-Up: opened / expected to open between 2021-2024 (18 houses)
  - Pipeline: houses expected to open in 2025+ (21 houses)
- A Biggest contributors to growth are Ramp-Up houses (adding ~$66MM of contribution profit) and Stabilized houses (adding ~$97MM of contribution profit); the Pipeline assets are not expected to be stabilized by 2028 but are expected to contribute $24MM by 2028
- B Other segments continue to be an important input for growth (adding an incremental $59MM of Adj. EBITDA by 2028)
  - Contribution profits from Scorpios new sites are expected to grow by $16MM (~$7MM comes from the existing location with the rest of the growth coming from new locations)
- C G&A reduction contributes $8MM of EBITDA growth

Adj. EBITDA Bridge: 2024-2028

$MM



A
Net Contribution Profit House-Level + $197MM
B
Net Contribution Profit Other Segments +$59MM
C
G&A and Other
140
162
97
66
24
11
20
16
23
8
(4)
423
In total, # of houses grows to 66 in '28 from 45 at year-end '24; the ramp-up houses have a contribution profit of ~$1MM in 2024E and ~$67MM in 2028E. Additionally, the pipeline cohort is not yet fully stabilized by 2028
Retail and Scorpios both exhibit growth throughout the forecast period
2024LE Adj. EBITDA (Public Guidance)
2024 Adj. EBITDA (Management Projections)
Stabilized Contribution Profit
Ramp-Up Contribution Profit
Pipeline Contribution Profit
CWH Contribution Profit
Retail Contribution Profit
Scorpios Contribution Profit
Other Contribution Profit
G&A
Other
2028 Adj. EBITDA (Management Projections)
% Margin
11.7%
13.1%
21.5%

Source: Management Projections

PROJECT BRUCE
PRELIMINARY VALUATION PERSPECTIVES 13

DRAFT

Morgan Stanley

Observations On Management's Forecast Plan

Risks and Opportunities

1. *Company has historically had difficulty meeting its guidance (and street expectations); missed revenue and/or EBITDA consensus and its guidance numerous times since IPO. Of note, concurrent with the release of 3Q'24 earnings, the Company has revised down its 2024E Public Guidance for Revenue and EBITDA by 2% and 13%, respectively*
2. *Street estimates reflect an outlook materially below management's forecast – this is true for 2025 and 2026, the furthest forecasted year by research*
3. *Management projects that the margin profile of the company will increase from 11.7% EBITDA margin (per '24 Public Guidance) to 21.5% by 2028. The forecasted margins materially exceed those historically achieved (8.8% on average from 2022 to 2023) and its prior guidance at IPO of 15% margin*
4. *Model forecasts absolute G&A declines while the number of houses increases from 45 to 66, implying that substantial costs can be removed from the business while not impacting growth. The G&A decline is primarily driven by cost efficiency initiatives and new ERP systems to be implemented by the company*
5. *Company has not generated positive free cash flow for a full fiscal year in its operating history as a public company*
6. *The fixed costs associated with many of the company's leases implies the company has substantially higher financial leverage beyond its corporate and asset level debt. Further, there are several meaningful leases that expire / reset during the forecast and there may not be certainty to the precision of the estimates employed*
7. *~65% of the Company's debt matures in Mar-2027 (GS Senior Secure Note, ~8.24%, of which 6.20% PIK)[(1)]. Based on today's market environment, refinancing likely to be materially more expensive which is not reflected in the forecast*

Notes:
1. Blended rate per Management Projections; Company issued two tranches of senior secure notes, with $441MM Initial Notes issued at cash interest of 2.0192% / PIK interest of 6.1572% and $100MM Additional Notes issued at cash interest of 2.125% / PIK of 6.375%

PROJECT BRUCE

PRELIMINARY VALUATION PERSPECTIVES 14

DRAFT

 $10.07  $6.54  $6.38  $6.75  $8.15  $5.50  $4.55  $11.88  $8.56  $7.86  $7.76  $10.53  $9.00  $6.33  $5.00  $5  2%  $6.00  $6  22%  $7.00  $7  43%  $8.00  $8  63%  $9.00  $9  83%  $10.00  $10  104%  $11.00  $11  124%  $12.00  $12  144%  $13.00  $13  165%  Share Price  Prem. to Unaffected Price (3)  $4  (19%)  Prem. to 1M Unaffected VWAP (3)  (19%)  2%  22%  42%  62%  83%  103%  123%  144%  164%  Equity Value ($MM) (4)  784  980  1,179  1,381  1,583  1,785  1,987  2,189  2,392  2,594  Aggregate Value ($MM) (1)  1,645  1,841  2,040  2,242  2,444  2,646  2,848  3,051  3,253  3,455  2024LE EBITDA Multiple (5)  11.8x  13.2x  14.6x  16.0x  17.5x  18.9x  20.3x  21.8x  23.2x  24.7x  2025B EBITDA Multiple (5)  8.2x  9.2x  10.2x  11.2x  12.2x  13.2x  14.2x  15.3x  16.3x  17.3x  8.1x  8.9x 9.6x 10.3x 11.1x 11.8x 12.6x  Share count as of Q3’2024 and per management information, includes 194.1MM common shares, 1.3MM RSUs, 0.6MM PSUs, SARs based on strike price of $5.59 per Management  Based on 2024LE EBITDA of $140MM per Public Guidance, and 2025B EBITDA of $200MM per Management Budget and 2026E EBITDA of $275MM per Management Projections  17.5% Stabilized EBITDA margin per Management  2026E EBITDA Multiple (5) 6.0x 6.7x 7.4x  Source: Broker estimates, Capital IQ, Management Projections and information, Management Budget, public filings  Notes:  Bridge from equity value to aggregate value includes $861MM of net debt and non-controlling interest per Management  Period between announcement of dissolution of initial Special Committee (5/31/2024) and the current assumed unaffected date (12/18/2024)  As of December 18, 2024 (immediately prior to announcement of Consortium offer)  Recent Unaffected Range (2)(3) Recent Unaff. Low: $4.55 (8/7/24) Recent Unaff. High: $6.33 (8/28/24) 1M VWAP: $4.92  A  Preliminary Valuation Summary  Value Per Share  Reference Statistics  Valuation Methodologies  Terminal EBITDA margin of 17.5% (6) $4.00  4  Average: $7.17  2  Precedent Transaction Analysis  Applied premium range of  30% – 60% to unaffected price (range informed by precedent transactions in relevant industries and controlling shareholder take-privates)(3)  3  Sum of the Parts Analysis (Multiples- Based)  Segment-by-segment valuation based on applied 2025B EBITDA multiple (per Management Budget)  Discounted Cash Flow Analysis  CAPM-based WACC range of 12.1% – 13.4%  Exit EBITDA multiple range of 10.5x – 11.5x  Consortium Offer Price:  $9.00  Analyst Price Target (3)  Analyst Average: $7.17  B  Unaffected:  $4.91 (3)  1M VWAP: $4.92  $7.72  $6.97  $6.41  $5.51  1  •  Comparable Companies Analysis  2025B EBITDA multiple range of 11x – 12x  2025E consensus forecasts EBITDAx range of 11x – 12x  •  Levered Cash Buyer Analysis  Target IRR of 20%-25%  LTM EBITDA multiple range of 10.5x – 11.5x  Exit EBITDA margin of 17.5% (6)  C  Each 100bps change of EBITDA margin in the terminal year impacts the value per share shown by ~$0.70  PROJECT BRUCE  PRELIMINARY VALUATION PERSPECTIVES  14  DRAFT

 4  5/31/23  $5.12  5  6  7  1M VWAP - Unaffected  $4.92  82.8%  3M VWAP - Unaffected  $5.13  75.3%  6M VWAP - Unaffected  $5.36  68.0%  12M VWAP - Unaffected  $5.52  63.0%  8  Recent Unaffected Trading High (8/28/2024) (3)(4)  $6.33  42.2%  Recent Unaffected Trading Low (8/7/2024) (3)(4)  $4.55  97.8%  May-24  Nov-24  Stock Price  Implied Prem. @  $9 / Share(1)  Unaffected Price (2) $4.91 83.3%  Recent Unaffected Trading Performance  Recent Unaffected Trading Performance High of $6.33 and Low of $4.55 (3)  Share Price Performance(3)  $ / Sh  Source: Capital IQ (as of December 18, 2024)  Notes:  Based on Consortium offer price of $9.00 per share (announced on December 19, 2024)  Assumes unaffected date of December 18, 2024, the last trading day prior to the proposal from the Consortium being publicly announced  Represents period between announcement of dissolution of initial Special Committee (5/31/2024) and the current assumed unaffected date of December 18, 2024 (immediately prior to the announcement of the Consortium offer)  Based on closing price (not intraday trading)  12/18/24  $4.91 (4.1%)  A  Dec-24  8/7/24:  Recent Unaffected Low of $4.55  Jul-24 Sep-24  8/28/24:  Recent Unaffected High of $6.33  PROJECT BRUCE  PRELIMINARY VALUATION PERSPECTIVES  14  DRAFT

 $4  $7  $10  Citi Bank  Morgan Stanley  Bank of America  Roth MKM  JP Morgan  HSBC  Research Analyst Price Targets  As of Unaffected Date (December 18, 2024)(1)  Mean Price Target of $7.17 with a Range from $5.50 to $9.00  8/12/24  11/11/24  8/9/24  11/6/24  6/14/24  Published Date  Mean: $7.17  $$55..5500  8/12/24  What Are Research Analyst Perspectives?  Source: Bloomberg, analyst research reports (as of 12/18/2024)  Note:  $$99.0.000  $$77..5500  $$77..5500  $$66..0000  $$77..5500  B  After the Company’s announcement of the Consortium offer, Morgan Stanley and Citi withdrew their price target, JP Morgan and Bank of America changed their price target to “Not Rated,” and Roth MKM changed their price target to $9.00. HSBC’s price target has not changed since latest report published in June 2024.  1. Based on unaffected date of December 18, 2024 (immediately prior to the announcement of the Consortium offer)  PROJECT BRUCE  PRELIMINARY VALUATION PERSPECTIVES  17  DRAFT

 Min  1,203  Max  1,251  CIQ Consensus  1,212  Management Expectation(3)  1,200  Δ (Mgmt vs. CIQ Consensus)  (12)  Date(1)  2024E  JP Morgan  08/09/24  1,251  Citi Bank  11/24/24  1,224  Morgan Stanley  12/19/24  1,221  HSBC  06/14/24  1,219  Roth MKM  12/20/24  1,205  Bank of America  12/20/24  1,203  Min  1,281  Max  1,346  CIQ Consensus  1,316  Management Expectation(3)  1,335  Δ (Mgmt vs. CIQ Consensus)  19  Date(1)  2025E  JP Morgan  08/09/24  1,346  HSBC  06/14/24  1,345  Citi Bank  11/24/24  1,343  Roth MKM  12/20/24  1,314  Bank of America  12/20/24  1,298  Morgan Stanley  12/19/24  1,281  Min  1,340  Max  1,473  CIQ Consensus  1,425  Management Expectation(3)  1,545  Δ (Mgmt vs. CIQ Consensus)  120  Date(1)  2026E  Citi Bank  11/24/24  1,473  HSBC  06/14/24  1,462  Bank of America  12/20/24  1,376  Morgan Stanley  12/19/24  1,340  Min  200  Max  216  CIQ Consensus  206  Implied EBITDA Margin  14.5%  Management Expectation(3)  275  Implied EBITDA Margin  17.8%  Δ (Mgmt vs. CIQ Consensus)  69  Min  141  Max  229  CIQ Consensus  151  Implied EBITDA Margin  12.4%  Management Expectation(3)  140  Implied EBITDA Margin  11.7%  Δ (Mgmt vs. CIQ Consensus)  (11)  Min  165  Max  253  CIQ Consensus  178  Implied EBITDA Margin  13.5%  Management Expectation(3)  200  Implied EBITDA Margin  15.0%  Δ (Mgmt vs. CIQ Consensus)  22  ($MM)  Date(1)  2024E  ($MM)  Date(1)  2025E  ($MM)  Date(1)  2026E  Roth MKM  12/20/24  229  Roth MKM  12/20/24  253  Bank of America  12/20/24  216  JP Morgan  08/09/24  165  JP Morgan  08/09/24  207  Morgan Stanley  12/19/24  210  Morgan Stanley  12/19/24  161  Citi Bank  11/24/24  189  HSBC  06/14/24  210  HSBC  06/14/24  159  Morgan Stanley  12/19/24  187  Citi Bank  11/24/24  200  Citi Bank  11/24/24  154  HSBC  06/14/24  185  Bank of America  12/20/24  141  Bank of America  12/20/24  165  Management’s projections diverge from broker estimates and CIQ consensus  Historically, Management missed either revenue or EBITDA consensus 70% of the time since IPO(4)  In 2022, the Company achieved its full year revenue and EBITDA guidance (yet, the Company heavily revised  / lowered the guidance over the course of the year) and missed guidance for both metrics in 2023. It has also revised down its guidance for FY 2024 upon 3Q'24  earnings release  Wall street consensus estimates suggest that research analysts expect much lower levels of revenue and EBITDA (and materially lower EBITDA margin) going forward for the business relative to management's forecasts  What Do Research Analysts Forecast for the Company?  Detailed Consensus Estimates for Company’s Key Metrics(1)(2)  2024E Revenue  ($MM)  2025E Revenue  ($MM)  2026E Revenue  ($MM)  2024E EBITDA  2025E EBITDA  2026E EBITDA  Source: Broker reports, Capital IQ (as of January 17, 2025)  Note:  All research analyst estimates per the latest report with projection estimates; dates reflect date of latest report  Consensus per CIQ as of January 17, 2025 (CIQ does  not include all research analyst estimates as contributors, it depends on the metric)  2024LE figures based on Company’s Public Guidance;  2025B figures based on Management Budget; 2026E figures based on Management Projections  Reflects the number of quarters management has  missed either revenue or EBITDA estimates divided by  B  the total number of quarters since IPO  PROJECT BRUCE  PRELIMINARY VALUATION PERSPECTIVES  18  DRAFT

Morgan Stanley

Illustrative Range of Potential Future Share Prices Over Time

Based on Management Projections, 2025 Management Budget, Adjusted Projections at 17.5% Margin, and Consensus Estimates[1]

- Highly illustrative approach to determine where the stock could potentially trade over time based on applying an 11.0x NTM multiple to a range of EBITDA forecasts
- This reflects potential future share prices that have been discounted to present value using WACC of 12.8%

A 2025E EBITDA ($MM)


228
200
178
Management Projections
Management Budget
Consensus Forecasts

Illustrative Future Share Prices (Discounted to Present Value) [1][2]

FY2024E – FY2027E


$13.00
$9.00
$5.00
$8.33
$9.20
$11.28
$12.02
$6.75
$7.68
$8.32
$9.00
$5.51
$5.81
FY2024E
FY2025E
FY2026E
FY2027E
Management Projections
Mgmt Budget (2025) / Adjusted Margin (2026 onwards)
Consensus Forecasts

($MM)	A NTM EBITDA (2025E)	NTM EBITDA (2026E)	NTM EBITDA (2027E)	NTM EBITDA (2028E)
Management Projections	228	275	358	423
% Margin	*16.9%*	*17.8%*	*20.6%*	*21.5%*
Mgmt Budget (2025) / Adjusted Margin (2026 onwards)[3]	200	244	290	345
% Margin	*15.0%*	*15.8%*	*16.7%*	*17.5%*
Consensus Forecasts	178	206	n.a.	n.a.
% Margin	*13.5%*	*14.5%*	*n.a.*	*n.a.*

Source: Management Projections, Management Budget, latest broker reports, balance sheet as of 3Q24 per Management

Notes:
1. Build to implied share price assumes NTM EBITDA x of 11x, net debt and NCI of $857MM and $4MM, respectively, and FDSO includes 194.1MM common shares, 1.3MM RSUs, 0.6MM PSUs, 2.3MM SARs (dilution based on offer price of $9.00) over entire projection period per Management
2. WACC informed discount rate of 12.8% to calculate the discounted aggregate value throughout projection period starting in 2025
3. 2025B per Management Budget and assumes straight-line adjustment to reach 17.5% stabilized margin by 2028E, 17.5% stabilized EBITDA margin per management

PROJECT BRUCE
PRELIMINARY VALUATION PERSPECTIVES 19

DRAFT

 Transaction Costs  30  1%  Total Sources  2,726  100%  Total Uses  2,726  100%  $  %  Sponsor Equity  1,869  69%  Assumption of Debt  857  31%  Sources and Uses  $MM, unless otherwise noted  Sources  Entry  2025E  2026E  2027E  2028E  Exit  Entry  (2,726)  -  -  -  -  -  Exit  -  -  -  -  -  4,651  Transaction Costs  -  -  -  -  -  (50)  Unlevered Cash Flow  (2,726)  101  140  220  274  4,601  Unlevered IRR Unlevered MOIC  19.2%  2.0x  (+) Debt Assumption / Issuance  857  -  -  -  -  -  (-) Net Interest Expense  -  (41)  (44)  (107)  (107)  -  (+) Debt Repayment  -  -  -  -  -  (953)  Levered Free Cash Flow  (1,869)  61  97  113  166  3,648  Levered IRR  Levered MOIC  22.5%  2.2x  Exit EBITDA Multiple  10.0x  10.5x  11.0x  11.5x  12.0x  Notes:  1. Balance sheet as of 3Q’24; net debt and NCI of  IRR  20.0%  $9.02  $9.52  $10.03  $10.53  $11.03  $857MM and $4MM, respectively; share count  includes 194.1MM common shares, 1.3MM RSUs,  rget  22.5%  $8.34  $8.80  $9.27  $9.73  $10.20  0.6MM PSUs, ~2.3MM SARs (dilution based on  offer price) per Management  Ta  25.0%  $7.72  $8.15  $8.58  $9.01  $9.44  Uses  $  %  Purchase of Equity  1,839  67%  Assumption of Debt  857  31%  Illustrative Returns Analysis  $MM, unless otherwise noted  Permitted Holder as defined in the indenture  Illustrative cost of new debt of 10.5% (per Morgan  Levered Cash Buyer Analysis  Scenario 1: Assumes Goldman Sachs Notes Can Be Assumed  Assumptions  Levered cash buyer analysis illustrative as of December 31, 2024  Financial projections taken from Management Projections for 2025E – 2028E  – No adjustments have been made to Management Projections  Exit value calculated based on  EBITDA  (-) Cash Taxes  228  (14)  275  (15)  358  (17)  423 423  (20)  assumed exit LTM EBITDA  (-) CapEx  (97)  (101)  (108)  (118)  multiple of 11x and exit LTM  (+/-) Change in NWC  (4)  (6)  1  3  EBITDA of $423MM  (-) JV EBITDA Adjustment and Other  (12)  (13)  (14)  (14)  Scenario assumes that in-place Goldman Sachs notes can be assumed – implies that a Permitted Holder is involved with transaction (2)  Goldman Sachs notes have  ~6.2% PIK interest, 2% cash interest  Assumes Goldman Sachs notes are refinanced in 2027 with debt that has 10.5% cash interest (3)  Sensitivity Analysis – Exit EBITDA Multiple vs. Target IRR  Implied Value per Share (1)  C  High / Low shown on p. 15  Stanley Leveraged Finance desk)  Source: Public Filings, Management Projections  PROJECT BRUCE  PRELIMINARY VALUATION PERSPECTIVES  20  DRAFT

Morgan Stanley

C Sensitivity Analysis to Management Projections' Target Adj. EBITDA Margin

Every 1% Change in Stabilized Adj. EBITDA Margin at Exit Could Impact Value per Share by ~$0.50

- This sensitivity analysis on the target EBITDA margin is provided **for illustrative purposes to reflect the potential implications of the identified areas of risk in the Management Projections on the value of the company**
- **Every 1% Change in Adj. EBITDA margin at exit** could impact **value by ~$0.50**[2]

Note: The Company communicated a long-term Adj. EBITDA margin of 15% to the market at the time of its IPO; in 2023, the Company achieved an 11% Adj. EBITDA margin, and it is forecasting a ~–12% margin in 2024

Sensitivity Analysis Based on Adj. EBITDA Margin and Exit Multiple

Impact on Present Value per Share; Assumes Cost of Equity of 22.5%

$ = Implied Value per Share

High / Low shown on p. 15

Exit EBITDA Multiple	Adj. EBITDA Margin at Exit [1]									
	21.5%	20.0%	19.0%	17.5%	17.0%	16.0%	15.0%	14.0%	13.0%	11.7%
10.5x	$0.00	($0.67)	($1.14)	($1.83)	($2.06)	($2.53)	($2.99)	($3.45)	($3.92)	($4.53)
	$8.80			$6.97			$5.81			$4.27
11.0x	$0.00	($0.71)	($1.19)	($1.92)	($2.16)	($2.65)	($3.13)	($3.62)	($4.10)	($4.75)
	$9.27			$7.35			$6.13			$4.52
11.5x	$0.00	($0.74)	($1.25)	($2.01)	($2.26)	($2.77)	($3.27)	($3.78)	($4.29)	($4.97)
	$9.73			$7.72			$6.46			$4.76
	2028E Adj. EBITDA Margin per Management Projections			*Stabilized EBITDA Margin Per Management*			*Long-Term Adj. EBITDA Margin Target at IPO*			*Current 2024LE Public Guidance Margin*

Source: Management Projections

Note:
1. The LTM EBITDA margin at exit is sensitized while all other years in projection period maintain the same margins as per Management
2. Balance sheet as of 3Q'24; net debt and NCI of $857MM and $4MM, respectively; share count includes 194.1MM common shares, 1.3MM RSUs, 0.6MM PSUs, ~2.3MM SARs (dilution based on offer price) per Management

PROJECT BRUCE

PRELIMINARY VALUATION PERSPECTIVES 21

DRAFT

 Comparable Companies: Who Are the Right Peers for the Company?  Peers Selection Skewed Toward Location-Based Membership Platforms and/or Hospitality / Leisure Focus  There are no perfect listed comps for the Company, but the selected peers reflect the companies with certain (but not all) features that are the most comparable to the Company’s business model, including:  Membership-like income with relatively predictable, resilient, and recurring cash flow  Hospitality / leisure  focused businesses  Highly desirable consumer brands  Substantial embedded  growth potential  Lease exposure, to the extent applicable  Morgan Stanley evaluated the business model and financial profile of 31 companies to assess the most comparable peers…  This list was narrowed down and 8 companies have been selected based on the features of the Company’s business model, with two main categories: Location- Based Membership Platforms and Hospitality Platforms  Lease-Heavy Hospitality  Location-Based Membership  Hospitality Platforms  Asset-Light Operators  Hospitality Platforms  High Growth Consumer Lifestyle Brands  EU Hospitality  Timeshare  Location-Based Membership  Sports Teams  Membership  Leisure & Destination Events  Asset-Light Operators  Lease-Heavy Hospitality  1  PROJECT BRUCE  PRELIMINARY VALUATION PERSPECTIVES  23  DRAFT

Morgan Stanley

1 Comparable Companies: How Does the Company Compare to Peers?

Assessing Financial and Leverage Profile

- **A** Costco stands out among peers as low margin business (~5%) while Planet Fitness is highest margin (~40%) due to franchise / royalty fees
  - Rest of peers maintain margins in ~20-40% range
- **B** The Company's estimated growth profile is generally higher than the peers with ~13% revenue and ~40% EBITDA CAGR, respectively
- **C** The Company maintains higher leverage than peers on absolute basis (6.1x)

Financial & Leverage Metrics [1]

$MM, unless otherwise noted

			Location-Based Membership Platforms				Hospitality Platforms			
							Asset-Light		Lease-Heavy	
		Company[2]	Vail Resorts[5]	Costco	Life Time		Marriott	Hilton	Meliá	Dalata
Size	2024E Revenue	1,200	2,929	254,453	2,607	1,165	25,055	11,163	2,023	656
Size	2025E Revenue	1,335	3,053	272,638	2,889	1,277	26,604	12,030	2,080	713
Size	2024E EBITDA	140	854	11,522	674	477	4,949	3,400	336	179
Size	2025E EBITDA	200	872	12,812	750	541	5,353	3,672	340	189
Margin	2024E EBITDA Margin[3]	12%	29%	5%	26%	41%	20%	30%	17%	27%
Margin	2025E EBITDA Margin[3]	15%	29%	5%	26%	42%	20%	31%	16%	27%
Growth	'24E-26E Revenue CAGR	13.5%	4.3%	7.1%	10.8%	10.3%	6.1%	8.5%	2.7%	4.9%
Growth	'24E-26E EBITDA CAGR	40.2%	4.9%	10.3%	11.3%	14.4%	7.4%	8.7%	(0.1%)	5.3%
Leverage	ND / 2024E EBITDA [4]	6.1x	2.8x	(0.5x)	2.3x	3.8x	2.8x	2.8x	2.5x	1.3x

Source: Capital IQ, Company Filings, Management Projections, Management Budget

Notes:
1. As of January 17, 2025 for peers
2. 2024LE figures based on Company's Public Guidance; 2025B figures per Management Budget
3. MAR and HLT EBITDA margin not adjusted for cost reimbursement revenue
4. Costco has negative net debt due to high cash balance
5. Vail EBITDA, margin and leverage figures represent calendarized estimates

PROJECT BRUCE PRELIMINARY VALUATION PERSPECTIVES 23

DRAFT

 EBITDA Multiple  36.0x  22.4x 18.5x 20.8x  FY 2024E AV / EBITDA  11.0x 11.4x 7.3x 7.5x  32.4x  FY 2025E AV / EBITDA 19.7x 17.1x 19.3x  10.8x 10.3x 7.3x 7.1x  29.6x  FY 2026E AV / EBITDA 17.1x 16.1x 17.6x  10.3x 9.2x 7.4x 6.8x  Size  Market Capitalization ($Bn)  6.7  420.9  6.2  8.8  77.9  61.0  1.5  1.1  Aggregate Value ($Bn)  9.4  414.9  7.7  10.7  91.8  70.7  2.5  1.3  Trading Valuation(1)  $MM, unless otherwise noted  Source: Capital IQ and Company Filings  Notes:  1. As of January 17, 2025  Comparable Companies: Where Do the Company’s Peers Trade? (Cont’d)  Assessing Trading Valuation of Peers  Peers’ trading multiples have increased over the last year, except for Vail, due to idiosyncrasies related to the company / sector  Location-Based Membership Platforms  Hospitality Platforms  Asset-Light  Lease-Heavy  1  2. Vail EBITDA figures represent calendarized estimates  PROJECT BRUCE  PRELIMINARY VALUATION PERSPECTIVES  24  DRAFT  (2)

Morgan Stanley

1 Comparable Companies Analysis

- Applied range of multiples is anchored around Vail's trading multiples (given Vail has many shared characteristics with Company)
- Bottom end of range represents a premium to lease-heavy hospitality, given Company's higher quality of earnings due to its membership fee income (largely recurring) and higher relative growth profile
- Top end of range represents a discount to asset-light hospitality (given the composition of MAR / HLT's revenue mix skewing more towards franchise / management fees)
- Costco remains aspirational peer

Comparable Companies Analysis

$MM, unless otherwise noted

	Consensus Forecasts						Management Budget			Management Projections					
	2025E			2026E			2025B			2025E			2026E		
	Low	Mid	High	Low	Mid	High	Low	Mid	High	Low	Mid	High	Low	Mid	High
Applied EBITDAx	11.0x	11.5x	12.0x	10.0x	10.5x	11.0x	11.0x	11.5x	12.0x	11.0x	11.5x	12.0x	10.0x	10.5x	11.0x
EBITDA	178	178	178	206	206	206	200	200	200	228	228	228	275	275	275
Aggregate Value	1,955	2,044	2,132	2,065	2,168	2,271	2,200	2,300	2,400	2,513	2,628	2,742	2,753	2,890	3,028
(-) Net Debt [1]	(857)	(857)	(857)	(857)	(857)	(857)	(857)	(857)	(857)	(857)	(857)	(857)	(857)	(857)	(857)
(-) NCI	(4)	(4)	(4)	(4)	(4)	(4)	(4)	(4)	(4)	(4)	(4)	(4)	(4)	(4)	(4)
Equity Value	1,093	1,182	1,271	1,203	1,306	1,410	1,339	1,439	1,539	1,652	1,766	1,881	1,891	2,029	2,167
FDSO (MM) [2]	198	198	198	198	198	198	198	198	198	198	198	198	198	198	198
Implied Value per Share	$5.51	$5.96	$6.41	$6.07	$6.59	$7.11	$6.75	$7.25	$7.76	$8.33	$8.91	$9.48	$9.54	$10.23	$10.92

Source: Public Filings, Management Projections

High / Low shown on p. 15

Notes:
1. Reported balance sheet as of 3Q'24
2. Share count as of 3Q'24 and per management information; FDSO includes 194.1MM common shares, 1.3MM RSUs, 0.6MM PSUs, 2.3MM SARs (dilution based on offer price of $9.00) per Management

PROJECT BRUCE PRELIMINARY VALUATION PERSPECTIVES 25

DRAFT

  Applied Premium Range   Low High   Implied Share Price   Low High  Share Price  Unaffected Share Price (3)  $4.91  30%  60%  $6.38  $7.86  Bottom Quartile  8%  17%  Average  11%  33%  Median  9%  35%  Top Quartile  24%  60%   Premium Paid 1-Day  Prior Unaffected  Bottom Quartile  13%  29%  Average  28%  62%  Median  23%  40%  Top Quartile  37%  80%   Premium Paid   Announcement  Date  Target  Acquiror  Agg. Value  1-Day Prior  Unaffected  Mar-21  Extended Stay America  Blackstone / Starwood  6,385  21%  21%  Jul-19  Peak Resorts  Vail Resorts  401  116%  116%  Jun-19  Millennium & Copthorne Hotels  City Developments  2,840  37%  151%  Dec-18  Belmond  LVMH  3,176  42%  124%  Oct-17  Mantra Hotels  Accor  1,200  23%  23%  Jul-17  ClubCorp Holdings  Apollo  2,169  31%  31%  Apr-17  Intrawest Resorts  KSL / Aspen Skiing Company  1,355  (6%)  40%  May-16  Morgans Hotel Group  SBE Entertainment  710  18%  69%  Mar-15  Life Time Fitness  Leonard Green / TPG  4,005  7%  73%  Mar-12  Great Wolf Resorts  Apollo  659  6%  87%  Jul-07  Hilton Hotels  Blackstone  26,500  40%  40%  Jan-06  Fairmont Hotels & Resorts  Kingdom Hotels / Colony Capital  3,900  3%  28%  Nov-05  LaQuinta Corp.  Blackstone  3,400  37%  37%  Jun-05  Wyndham International  Blackstone  3,240  19%  60%  Mar-04  Extended Stay America Inc.  Blackstone  3,100  24%  24%  Source: Company filings, press releases, Capital IQ, Refinitv, Data Point  Notes:  Based on 10 precedent all-cash controlling shareholder take-privates for U.S.-listed companies  Transactions paid for in foreign currency are converted to $USD using the exchange ratio on the date of announcement  Precedent Transactions Analysis  Select Cash-Only Public M&A Transactions in Similar Industries  An evaluation of select precedent transactions have exhibited:  Unaffected share price premiums of 40% (median) and 62% (average)  Of note, these are for control transactions  Controlling shareholder take-privates have a lower premiums of 33% (average) and 35% (median)  Based on a survey of all-cash transactions, controlling shareholder take-privates, and precedent take- privates in similar industries, an applied premium range of 30% - 60% is applied to Company’s unaffected share price to derive an implied share price of $6.38 - $7.86  Premiums Paid in Precedent Transactions In Relevant Industries  $MM unless otherwise noted; Controlling Stake, Cash Only Transactions (2)  Precedent Transactions Analysis  $ per Share, unless otherwise noted  2  Precedent Controlling Shareholder  Take-Privates  (1)  3. Share price as of December 18, 2024 (immediately prior to announcement of Consortium offer)  PROJECT BRUCE  PRELIMINARY VALUATION PERSPECTIVES  26  DRAFT

Morgan Stanley

3 Sum of the Parts Analysis

Based on Management Budget [4]

- Valuation approach relies on applied multiples for individual segments of the Company
- Applied range based on comparable peers, and adjusted for relative positioning of the Company's segments (e.g., scale, growth profile)
- Overhead and Central Costs valued at the blended multiple (calculated by % of EBITDA contribution)

Sum of the Parts Analysis – Multiples-Based

$MM, unless otherwise noted

		Applied Range			Implied Aggregate Value		
	2025B EBITDA[4]	Low	Mid	High	Low	Mid	High
House-Level Membership[1]	122	17.0x	18.0x	19.0x	2,067	2,188	2,310
In-House (Excluding Membership) - Owned	28	11.0x	12.0x	13.0x	306	333	361
In-House (Excluding Membership) - Leased	122	7.0x	8.0x	9.0x	854	976	1,098
House-Level Contribution Profit (Sum / Wtd Avg.)	**271**	**11.9x**	**12.9x**	**13.9x**	**3,226**	**3,498**	**3,769**
Other Segments [2]	**78**	**7.0x**	**8.0x**	**9.0x**	**548**	**627**	**705**
Total Contribution Profit	**350**	**10.8x**	**11.8x**	**12.8x**	**3,775**	**4,124**	**4,474**
Overhead and Central Costs	(150)	10.8x	11.8x	12.8x	(1,616)	(1,766)	(1,915)
Total / Implied Aggregate Value	**200**	**10.8x**	**11.8x**	**12.8x**	**2,159**	**2,359**	**2,559**
Implied EBITDA Margin	*15.0%*						
Implied Value per Share [3]					**$6.54**	**$7.55**	**$8.56**

Source: Management Budget

High / Low shown on p. 15

Notes:
1. Assumes House-Level membership margins consistent with In-House (Excluding Membership) – Leased margins per Management Projections
2. Includes Soho Home, Scorpios, Cities Without Homes, Cowshed, Soho Works, Restaurants, the Ned, the Line / Saguaro, IHDB, Soho Friends, Mumbai / Istanbul / Canouan management fees, group support revenue, and site support revenue
3. Balance sheet as of 3Q'23 and share count per Management; FDSO includes FDSO includes 194.1MM common shares, 1.3MM RSUs, 0.6MM PSUs, 2.3MM SARs (dilution based on offer price of $9.00) per Management
4. 2025B EBITDA per Management Budget

PROJECT BRUCE PRELIMINARY VALUATION PERSPECTIVES 27

DRAFT

 CAGR  2024LE  2025E 2026E 2027E 2028E ('24E-28E)  House Membership Revenues  480  546  628  721  In-House Revenues  544  633  707  814  Other Segment Revenues  329  366  407  436  Total Revenue  1,200  1,353  1,545  1,742  1,971  13.2%  % Growth (YoY)  13%  14%  13%  13%  EBITDA  140  228  275  358  423  31.8%  % Growth (YoY)  63%  20%  30%  18%  % Margin  11.7%  16.9%  17.8%  20.6%  21.5%  (-) Cash Taxes  (14)  (15)  (17)  (20)  (-) CapEx  (97)  (101)  (108)  (118)  (+/-) Change in NWC  (4)  (6)  1  3  (-) JV EBITDA Adjustment and Other  (12)  (13)  (14)  (14)  Unlevered FCF  101  140  220  274   Management Projections (5-Year Forecast Model)   (4)  Present Value of Unlevered FCF (12.8% Discount Rate)  90  110  153  169  Implied Aggregate Value $3,034  (-) Net Debt (857)  (-) NCI (4)  Equity Value 2,173  (/) FDSO (MM) (3) 198  Implied Value per Share $10.96  Exit EBITDA Multiple  10.5x 11.0x 11.5x  10.0x  12.0x  11.3%  $10.50  $11.10  $11.71  $12.31  $12.92  12.1%  $10.11  $10.70  $11.29  $11.88  $12.47  12.8%  $9.80  $10.38  $10.96  $11.53  $12.11  13.4%  $9.51  $10.07  $10.63  $11.19  $11.76  13.9%  $9.28  $9.83  $10.38  $10.94  $11.49  WACC  Sum of Present Value of FCF $523  % of Implied Aggregate Value 17.2%  Terminal Value Calculation  $MM, unless otherwise noted  Terminal NTM EBITDA (1) $369  EBITDA Multiple 11.0x  Terminal Value 4,059  Present Value of Terminal Value $2,511  % of Implied Aggregate Value 82.8%  Source: Management Projections  Sensitivity Analysis – Exit EBITDA Multiple vs. WACC  Implied Value per Share (3)  Discounted Cash Flow Analysis  Valuation illustrative as of December 31, 2024  Financial projections taken from Management Projections for 2025E – 2028E  No adjustments have been made to management projections  Assumptions:  Discount rate of 12.8% based on Company’s WACC  Terminal value calculated based on assumed exit EBITDA multiple of 11.0x and exit EBITDA of $369MM (1)  Terminal value assumed as of December 31, 2028  Discounted Cash Flow Build  $MM, unless otherwise noted  Notes:  2028E Revenue of $1,971MM grown by 7% with assumed 17.5% EBITDA margin (per Management)  Balance sheet data as of 3Q’24 per public filings and management  3. Share count per management and public filings; FDSO includes 194.1MM common shares, 1.3MM RSUs, 0.6MM PSUs, 2.3MM SARs (dilution based on offer price of $9.00) per Management  A  B  A + B  4  Implied Share Price Build (2)  $MM, unless otherwise noted  High / Low shown on p. 15  4. 2024LE figures are based on the Company’s Public Guidance of $1,200MM for revenue and $140MM EBITDA as of December 19, 2024  PROJECT BRUCE  PRELIMINARY VALUATION PERSPECTIVES  28  DRAFT

Morgan Stanley

4 Sensitivity Analysis to Management Projections' Target Adj. EBITDA Margin

Every 1% Change in Stabilized Adj. EBITDA Margin (in Terminal Year) Could Impact Value per Share by ~$0.70

- This sensitivity analysis on the target EBITDA margin is provided **for illustrative purposes to reflect the potential implications of the identified areas of risk in the Management Projections on the intrinsic value of the company**
- **Every 1% Change in Adj. EBITDA margin at exit** could impact **value by ~$0.70**[2]

Sensitivity Analysis Based on Adj. EBITDA Margin and Exit Multiple

Impact on Present Value per Share; Assumes Discount Rate of 12.8%

Note: The Company communicated a long-term Adj. EBITDA margin of 15% to the market at the time of its IPO; in 2023, the Company achieved an 11% Adj. EBITDA margin, and it is forecasting a ~12% margin in 2024

$ = Implied Value per Share

Exit EBITDA Multiple	Adj. EBITDA Margin at Exit [1]									
	21.5%	20.0%	19.0%	17.5%	17.0%	16.0%	15.0%	14.0%	13.0%	11.7%
10.5x	$2.73 $13.11	$1.73	$1.04	$0.00 $10.38	($0.35)	($1.04)	($1.73) $8.65	($2.42)	($3.11)	($4.03) $6.35
11.0x	$2.86 $13.82	$1.81	$1.09	$0.00 $10.96	($0.36)	($1.09)	($1.81) $9.15	($2.53)	($3.26)	($4.22) $6.74
11.5x	$2.99 $14.52	$1.89	$1.13	$0.00 $11.53	($0.38)	($1.13)	($1.89) $9.64	($2.65)	($3.40)	($4.41) $7.12
	2028E Adj. EBITDA Margin per Management Projections			*Stabilized EBITDA Margin Per Management*			*Long-Term Adj. EBITDA Margin Target at IPO*			*Current 2024LE Public Guidance Margin*

Source: Management Projections

Note:

1. The terminal year EBITDA margin is sensitized while all other years in projection period maintain the same margins as provided in Management Projections
2. Balance sheet as of 3Q'24; net debt and NCI of $857MM and $4MM, respectively; share count includes 194.1MM common shares, 1.3MM RSUs, 0.6MM PSUs, ~2.3MM SARs (dilution based on offer price) per Management

PROJECT BRUCE

PRELIMINARY VALUATION PERSPECTIVES 29

DRAFT

PROJECT BRUCE  DRAFT  Legal Disclaimer  © Morgan Stanley and/or certain of its affiliates. All rights reserved.  We have prepared this document solely for informational purposes. You should not definitively rely upon it or use it to form the definitive basis for any decision, contract, commitment or action whatsoever, with respect to any proposed transaction or otherwise. You and your directors, officers, employees, agents and affiliates must hold this document and any oral information provided in connection with this document in strict confidence and may not communicate, reproduce, distribute or disclose it to any other person, or refer to it publicly, in whole or in part at any time except with our prior written consent. If you are not the intended recipient of this document, please delete and destroy all copies immediately.  We have prepared this document and the analyses contained in it based, in part, on certain assumptions and information obtained by us from the recipient, its directors, officers, employees, agents, affiliates and/or from other sources. Our use of such assumptions and information does not imply that we have independently verified or necessarily agree with any of such assumptions or information, and we have assumed and relied upon the accuracy and completeness of such assumptions and information for purposes of this document. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, in relation to the accuracy or completeness of the information contained in this document or any oral information provided in connection herewith, or any data it generates and accept no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) in relation to any of such information. We and our affiliates and our and their respective officers, employees and agents expressly disclaim any and all liability which may be based on this document and any errors therein or omissions therefrom. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, that any transaction has been or may be effected on the terms or in the manner stated in this document, or as to the achievement or reasonableness of future projections, management targets, estimates, prospects or returns, if any. Any views or terms contained herein are preliminary only, and are based on financial, economic, market and other conditions prevailing as of the date of this document and are therefore subject to change. We undertake no obligation or responsibility to update any of the information contained in this document. Past performance does not guarantee or predict future performance.  This document and the information contained herein do not constitute an offer to sell or the solicitation of an offer to buy any security, commodity or instrument or related derivative, nor do they constitute an offer or commitment to lend, syndicate or arrange a financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction, or commit capital, or to participate in any trading strategies, and do not constitute legal, regulatory, accounting or tax advice to the recipient. We recommend that the recipient seek independent third party legal, regulatory, accounting and tax advice regarding the contents of this document. This document does not constitute and should not be considered as any form of financial opinion or recommendation by us or any of our affiliates. This document is not a research report and was not prepared by the research department of Morgan Stanley or any of its affiliates.  Notwithstanding anything herein to the contrary, each recipient hereof (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the proposed transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to the tax treatment and tax structure. For this purpose, "tax structure" is limited to facts relevant to the U.S. federal and state income tax treatment of the proposed transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors.  This document is provided by Morgan Stanley & Co. LLC and/or certain of its affiliates or other applicable entities, which may include Morgan Stanley Realty Incorporated, Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank, N.A., Morgan Stanley & Co. International plc, Morgan Stanley Securities Limited, Morgan Stanley Bank AG, Morgan Stanley MUFG Securities Co., Ltd., Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., Morgan Stanley Asia Limited, Morgan Stanley Australia Securities Limited, Morgan Stanley Australia Limited, Morgan Stanley Asia (Singapore) Pte., Morgan Stanley Services Limited, Morgan Stanley & Co. International plc Seoul Branch and/or Morgan Stanley Canada Limited. Unless governing law permits otherwise, you must contact an authorized Morgan Stanley entity in your jurisdiction regarding this document or any of the information contained herein.  30